Exhibit 10-g (i)

HUMAN RESOURCES COMMITTEE

APPROVED, November 18, 2004

        RESOLVED, that no further contributions to the Salary and Incentive Award Deferral Plan (“SIAD”) of SBC Communications Inc. (the “Corporation”) may be made after December 31, 2004, with the exception of interest on previously deferred amounts;

        RESOLVED FURTHER, that the Senior Executive Vice President-Human Resources and Communications is hereby granted the authority to approve changes to the SIAD as necessary or appropriate to effect the changes approved by this resolution as well as changes that may be necessary to conform the SIAD to applicable tax law and regulations, and that the appropriate officers of the Corporation are authorized and directed to do or cause to be done any and all acts and things, including, but not limited to, obtaining such governmental approvals, making such filings, and executing such agreements and other documents that they may deem necessary or appropriate to carry out the purpose of the foregoing resolution; and

        RESOLVED FURTHER, that cash payments approved in the June 24, 2004 Human Resources Committee meeting to replace forfeited Cingular Wireless LLC awards, that will be approved by the Chief Executive Officer on or after each of April 1, 2005, April 1, 2006, and April 1, 2007, shall be designated as Incentive Awards under the Cash Deferral Plan, subject to its approval by the Board of Directors.